EXHIBIT 99.1

                   Forgent Networks Earnings Conference Call
                          June 14, 2004, 10:00 a.m., CT

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Operator

     Good day, ladies and gentlemen, and welcome to the third fiscal quarter 2004 earnings conference call. We will be facilitating a question and answer session towards the end of this presentation. I would now like to turn the presentation over to your host for today's call, Mr. Michael Noonan. Please proceed, sir.

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Michael Noonan  - Forgent Networks - Director of Investor Relations

     Thank you, and welcome everybody to Forgent's conference call. Before we start this call, I would like to mention that some of the statements made by management during this call might include projections, estimates and other forward-looking information. This would include any discussion of the Company's business outlook. These particular forward-looking statements, and all other statements that may be made on this call that are not historical facts are subject to a number of risks and uncertainties that could affect their outcome. You are urged to consider the risk factors relating to the Company's business contained in our latest periodic reports on file with the Securities and Exchange Commission. These risk factors are important and they could cause actual results to differ materially.

     This call is being recorded on behalf of Forgent and is copyrighted material. It cannot be recorded or rebroadcast without the Company's express permission, and your participation implies consent to the call's recording. After we have completed our review of the quarter we will open up the call for questions from the financial analyst community.

     I'd like to now turn the call over to Richard Snyder, Chairman and Chief Executive Officer of Forgent. Richard?

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Richard Snyder  - Forgent Networks - Chairman & CEO

     Thanks, Michael. Good morning and thank you for attending the Forgent quarter three call. With me this morning is Jay Peterson, Vice President and Chief Financial Officer.

     The focus for the Company during last quarter was pretty straightforward -- step up our efforts to license intellectual property and to ensure that our cost structure was more appropriately aligned to the businesses we're in.

     We initiated litigation against some of the largest global technology firms during this quarter. We took the step after seeking to reach license agreements over the last two years, and we reached the point where discussions really didn't seem to be productive. Intellectual property remains a vital part of this company and we are committed to protecting these assets and will devote the necessary effort and resources to prevail in this litigation. So far, this process is progressing according to plan and we're in settlement discussions with several of the defendants. In fact, last week we reached agreement with a significant U.S. company to license the '672 Patent.

     Our investment in enterprise software was not returning the level of return on our plan. While we continue to see customer interest in ALLIANCE, that interest has not translated into sufficient orders. It became clear to us that the size of the market opportunity and the complexity of this segment would not lead to a profitable business in a reasonable period of time.

     We reduced headcount in all functions by 70 percent, in fact, from 106 in January to 36 today. We have closed some sales offices and redeployed our people to areas of the business that are clearly growing.

     While we're not continuing to develop future versions of ALLIANCE, we will continue to support our customers, and where appropriate, point them to the NetSimplicity product line, which is our software development platform for the future.

     The NetSimplicity product line, which provides a spectrum of scheduling software, grew more than 50 percent sequentially. These products are more simple, lighter-weight and are sold by phone and Web marketing. We're very pleased with this attractively growing business but it is too small and early stage to grow organically quickly enough to be the only business for the Company. Therefore, we intend to follow a strategy that focuses on three main points.

     Number one, continue to reduce cost and cash consumption, including getting the software division to profitability over the next few quarters. Number two, license our IP to companies who wish to settle and focus on prevailing in our lawsuit against companies who are unwilling to do so. Number three, look for opportunities for sustained growth through partnerships or acquisitions that are profitable. We have evaluated several significant opportunities in the last 90 days, but did not feel that they satisfied the criteria that we have for value, profitability and growth. We are finding that the market is improving and that there are many growing companies who are looking to partner in their next phase of growth. When we find the right deal we will of course bring this to our shareholders for approval.

     We've seen a lot of change and our organization has responded remarkably well. We remain strong with a healthy balance sheet, talented people, and a determination to make this company successful. We're optimistic and we look forward to reporting our progress to you over the coming quarters.

     Now Jay will give you some of the financial results. Jay?

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Jay Peterson  - Forgent Networks - VP & CFO

     Thank you, Dick. Good morning. There are four discussion points I would like to talk about this morning -- first is revenue, second is operating expense, third is our balance sheet, and fourth is guidance for the future.

     First off, total revenue declined during this past quarter, primarily due to lower intellectual property and software revenues. Let me first break out those two segments for you in further detail.

     Over the past 90 days we noticed that our negotiations with potential licensees was not productive, and as a result, intellectual property revenues for the quarter declined to about $300,000. That is why we took the step to launch litigation. Subsequent to the end of our last fiscal quarter, we have signed a significant license with a U.S. corporation. We are pleased with the litigation process to date and believe we are on the right track.

     As we all know, ALLIANCE was a major disappointment last quarter; therefore, we made the decision to significantly change our business model. During this quarter, we were in a transition phase, moving from the enterprise-based software model with its inherent high cost structure, to a streamlined model based on a simple purchase process and a subsequent more efficient cost structure. While the total software number declined to $550,000, underneath those numbers is a different story. The NetSimplicity revenues grew to about $320,000, a 50 percent increase over the prior quarter.

     Now I would like to turn the discussion to operating expenses. Our total operating expenses are down significantly. We have taken out significant cost and headcount. We have reduced SG&A expenses, research and development expenses, and other infrastructure costs. Also, we have moved the majority of our development efforts to the NetSimplicity office in Vancouver where we enjoy significant cost benefits.

     Our headcount as of today is at 36 full-time employees, and that's down by 70 people since January 31. We continue to look at ways of becoming even more efficient. Unfortunately in order to achieve these cost improvements, we had to take a restructuring charge, primarily related to employee severance payments and certain lease payments, totaling $600,000. We narrowed the loss for the quarter to $4.4 million, or 18 cents a share, which includes the severance and lease payment charges. I'd now like to turn to the continued strength of our balance sheet.

     Our balance sheet remains strong. At the end of April we had in excess of $21 million in cash. Our working capital was $18 million and our current ratio was a healthy 5.5 to 1. Also, just as important as our balance sheet, we continue to reduce operating expenses and will reduce them to less than $3.5 million for this fiscal quarter. That's down by more than 30 percent from the prior quarter with additional reductions planned for the future. As you can calculate, we only need between $5.5 to $6 million per quarter in intellectual property revenues to be cash neutral, and that is without growing the NetSimplicity software business from its current base.

     Now, guidance for the future. I would like to provide guidance in four areas.

     First off, we have achieved license revenue in this quarter, which is our first major license since we initiated the litigation. While predicting the exact timing of IP revenue remains difficult, we are forecasting licensing revenue in Q4 and throughout fiscal year 2005.

     The second guidance point -- we will continue to reduce our operating expenses. We will reduce expenses again this quarter, and beginning in August of this year we will be spending less than $3 million a quarter.

     Third guidance point -- we believe that the NetSimplicity business is a growth opportunity, and although it is beginning from a small base, its ability to scale without a large cost structure makes it a very attractive business. We are forecasting the business to be profitable over the next two to three quarters, and we believe we will only have to invest an additional $1 million in cash over that period to achieve profitability.

     Last guidance point -- we are forecasting our cash balances to remain healthy and end this quarter in excess of $20 million.

     I would now like to turn the call back over to Richard Snyder.

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Richard Snyder  - Forgent Networks - Chairman & CEO

     Thanks Jay. Well, just in summary, I think what you have heard this morning is -- number one, we'll continue to relentlessly look for ways to remove cost, keep our NetSimplicity division growing and healthy; number two, the intellectual property will remain a centerpiece of our plans and we'll continue to manage that process; and third, we will continue to look for some significant growth opportunities to enhance our success in the future. With that point, I will turn it over to Michael for questions and answers. Thank you.

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Michael Noonan  - Forgent Networks - Director of Investor Relations

     Thank you, gentleman. And with that, I'd like to open the meeting for questions from the financial analysts, and we'll ask Carlo to coordinate the session.

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                               QUESTION AND ANSWER

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Operator

     Carter Mansash (ph), Concord Equity Group.

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Carter Mansash  - Concord Equity Group - Analyst

     I had a question regarding this patent. I want to be clear on this. I guess there are two parts of the question. First thing is -- I'm understanding that it's a U.S. patent. There's two things I want to understand. Number one, is it one of the 31 companies that you're negotiating with? And number two, the statement by Jay -- was it the first major license. I thought Sony was a major license, so I want to know what he meant by that statement?

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Jay Peterson  - Forgent Networks - VP & CFO

     Yes, Carter. To answer the second question first, it was the first major U.S. licensee. And secondly, we are not at this point in time disclosing any information regarding who the licensee was this quarter.

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Carter Mansash  - Concord Equity Group - Analyst

     Fair enough; okay.

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Operator

     Mike Herman (ph) AG Edwards.

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Mike Herman  - AG Edwards - Analyst

     I was wondering if you could quantify the size of your IP settlement for this quarter? And if you could also tell us a little bit of what your expected burn rate is going to be per quarter?

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Jay Peterson  - Forgent Networks - VP & CFO

     Mike, at this point in time, we cannot disclose the magnitude but it is a significant amount. Also, we are not forecasting any cash burn for the current quarter. We will be essentially cash neutral this quarter.

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Mike Herman  - AG Edwards - Analyst

     Okay. You had also mentioned last quarter that the ALLIANCE business, that you were exploring all kinds of different opportunities; possibly selling the business, partnering -- doing a partnership. Is there anything that you could add to that?

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Richard Snyder  - Forgent Networks - Chairman & CEO

     This is Dick. We are continuing those discussions. I mentioned in my comments that we had looked at several different partner arrangements and so forth. And those are ongoing. And I am fairly confident we'll have some additional information over the next quarter.

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Operator

     Sir, we have no further questions at this time. Back over to you, please.

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Michael Noonan  - Forgent Networks - Director of Investor Relations

     Thank you, Carlo. And if any of you have any follow-up questions, my contact information is on the press release. Thank you for listening to our call today and see you next quarter. Bye now.

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Operator

     Ladies and gentlemen, we thank you for your participation in today's conference. This concludes your presentation and you may now disconnect. Good day.

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